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Exhibit 99.1

INTERACTIVE TELESIS FILES FOR CHAPTER 11 REORGANIZATION

~ DIP Financing Package Provided by JP Morgan Chase ~

San Diego, CA—March 8, 2002—Interactive Telesis™, Inc. (OTC BB: TSIS), a provider of customized interactive voice response (IVR) solutions and speech-enabled hosting services, announced today that, in order to aggressively address the financial challenges that have impacted its performance, the Company has filed a voluntary petition for reorganization under chapter 11 of the U.S. Bankruptcy Code. The filing was placed with the United States Bankruptcy Court in the Southern District of California.

The Company also announced that it has arranged debtor-in-possession (DIP) financing from JP Morgan Chase. The DIP financing, which remains subject to Bankruptcy Court approval, will be used to supplement the Company's existing cash flow during the reorganization process.

"We are committed to complete our reorganization as quickly as possible and regret any adverse effects this filing will have on our shareholders, creditors and vendors," said Al Staerkel, president and CEO of Interactive Telesis. "After considering all of our options, it became increasingly clear that judicial reorganization was the right decision."

During the restructuring process, Interactive Telesis will continue serving its customers without interruption.

About Interactive Telesis

        Interactive Telesis specializes in custom interactive voice response (IVR) services and deployment of automated speech recognition (ASR) technologies. Interactive Telesis presents a very compelling offering for companies wishing to leverage the benefits of IVR and speech recognition without the high cost of ownership, capital outlay and internal IT staff requirements. Clients include industry leaders such as 3D Systems, Global Crossing, Lucent, MCI, Nike, Sprint, Wells Fargo, Worldcom and Verizon, among others. Interactive Telesis is headquartered in San Diego, California. For additional information, call (858) 523-4000 or visit www.interactivetelesis.com.

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Interactive Telesis is a trademark of Interactive Telesis, Inc. All other trademarks are properties of their respective owners.

FORWARD-LOOKING STATEMENT DISCLAIMER

Some of the statements made in this press release discuss future events and developments, including our future business strategy and our ability to generate revenue, income and cash flow, and should be considered forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. You can generally identify these "forward-looking" statements by words such as "expect," "anticipate," "believe," "estimate," "intend," "plan," and similar expressions. These statements involve a high degree of risk and uncertainty that exist in the Company's operations and business environment and are subject to change based on various factors that could cause actual Company results, performance, plans, goals and objectives to differ materially from those contemplated or implied in these forward-looking statements. Actual results may be different from anticipated results for a number of reasons, including the Company's new and uncertain business model, uncertainty regarding acceptance of the Company's products and services and the Company's limited operating history.

Contact: Interactive Telesis, San Diego

Elizabeth Myers, 858/523-4020

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INTERACTIVE TELESIS FILES FOR CHAPTER 11 REORGANIZATION